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                                                                      EXHIBIT #3

                    SECOND AMENDMENT TO SETTLEMENT AGREEMENT



                  This SECOND AMENDMENT TO SETTLEMENT AGREEMENT (the "Second Amendment") is made effective as of the 17TH day of July, 1997 by and among Frank Manchak, Jr., an individual ("Manchak"); N-Viro Energy Systems, Ltd., an Ohio limited partnership ("NESL"); N-Viro International Corporation, a Delaware corporation ("NVIC"); N-Viro Energy Systems, Inc., an Ohio corporation ("NESI"); and American N-Viro Resources, Inc., an Ohio corporation ("ANRN").

                              W I T N E S S E T H:

                  WHEREAS, in order to settle certain disputes that were the subject of a lawsuit entitled FRANK MANCHAK, JR. V. N-VIRO ENERGY SYSTEMS, LTD. which had been filed by Manchak in the United States District Court for the Central District of California, Case No. CV-93-3042-ABC, the parties hereto entered into a certain settlement agreement (the "Settlement Agreement") in February, 1995;

                  WHEREAS, on April 24, 1996, the parties hereto amended the Settlement Agreement pursuant to the terms of that certain Amendment to Settlement Agreement (the "First Amendment") for the purpose of, among other things, amending the sum owed to Manchak by NVIC under and pursuant to the terms of the Settlement Agreement and altering the terms of payment thereof; and

                  WHEREAS, the parties hereto desire to further amend the Settlement Agreement to alter both the sum owing Manchak by NVIC and the terms of payment thereof, all as set forth herein.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                   1. EFFECT OF AGREEMENT. This Second Amendment amends, supplements and supersedes the Settlement Agreement and the First Amendment with respect to all matters set forth herein. As to matters not set forth herein, the Settlement Agreement and the First Amendment shall not be affected. In the event and to the extent of a conflict with the terms and provisions set forth in this Second Amendment and the terms and provisions set forth in either the Settlement Agreement or the First Amendment, the terms and provisions set forth in this Second Amendment shall control.



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                  2. CERTAIN PAYMENTS. In full satisfaction of all of NVIC's remaining obligations under and pursuant to Paragraph 2 of the First Settlement Agreement, as amended by the terms and provisions of the Amendment, NVIC shall make all of the following payments and deliveries to Manchak and Kenyon and
Kenyon:

                  (a) on or before July 20, 1997, NVIC will pay Manchak the sum of Thirty Thousand Dollars ($30,000.00). This payment, as well as all other payments under and pursuant to the terms of this Second Amendment, shall be wired to Kenyon and Kenyon's escrow account as specified in the Settlement Agreement.

                  (b) on or before July 24, 1997, NVIC will (i) issue and deliver to Manchak 150,000 shares (the "Settlement Stock") of its voting, common stock, with par value of $.01 per share (the "Common Stock") and (ii) issue to Manchak but deliver to the Escrow Agent 100,000 shares of Common Stock (the "Escrow Stock") to be held by such Escrow Agent in accordance with the terms and provisions of Section 9 hereof. None of such Common Stock shall be registered under the Securities Act of 1933, as amended (the "1933 Act") and shall constitute "restricted securities" as such term is defined in Rule 144(a) promulgated under the 1933 Act.

                  (c) on August 15, 1997, $100,000 (the "Escrow Funds"), shall be delivered by NVIC to the Escrow Agent to be held by such Escrow Agent in accordance with the terms and provisions of Section 9 hereof. Any payments required to be made from the Escrow Funds prior to August 15, 1997 shall be made instead by NVIC.

                  (d) within thirty days of the date of execution of this Second Amendment, NVIC shall issue and deliver to Manchak an option (the "Option") to purchase up to 100,000 additional shares (the "Option Stock") of Common Stock at a price of $2.50 per share. Neither the Option nor the Option Stock at the time of issuance shall be registered under the 1933 Act and both the Option and the Option Stock shall constitute restricted securities as defined in Rule 144(a) promulgated under the 1933 Act. Under and pursuant to the terms of the Option,
(i) Manchak's rights with respect to the purchase of the Option Stock shall vest immediately upon the Escrow Agent's delivery of any remaining Escrow Funds to NVIC but in no event later than November 15, 1997 (the "Vesting Date"), (ii) the Option shall expire 60 days after the Vesting Date, (iii) Manchak shall have the right to resell all or a portion of the Option Stock back to NVIC at a price of $3.00 per share at any time during the two business days immediately following the date of exercise of the Option, provided, however, Manchak shall forfeit this right in the event that he sells any of the Option Stock in a public offering pursuant to an effective registration statement under the 1933 Act and the rules and regulations promulgated thereunder, (iv) prior to exercising his right to purchase the Option Stock, Manchak shall have the right, in his sole and absolute discretion, to require NVIC to repurchase all or a portion of the Option by paying Manchak an amount equal to $.50 per share of Option Stock offered for repurchase by Manchak and (v) the Option shall be non-assignable and non-transferable. The Option shall otherwise be in such form as Manchak and NVIC shall mutually agree.



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                  (e) On November 3, 1997, Manchak shall submit to NVIC a
detailed accounting of (i) the aggregate number of shares of Settlement Stock owned by Manchak as of such date, (ii) the aggregate amount of proceeds, exclusive of any transaction costs, such as broker's fees and commissions, (the "Sale Proceeds") received by Manchak from the sale of shares of Settlement Stock prior to such date, as well as documentary evidence reasonably satisfactory to NVIC in support of such calculation and (iii) the aggregate amount of all sums (the "Cash Proceeds") paid by either NVIC or the Escrow Agent to Manchak pursuant to the terms of this Second Amendment (the sum of the Sale Proceeds and the Cash Proceeds shall be referred to herein as the "Aggregate Proceeds"). In the event and to the extent that the Aggregate Proceeds fails to equal or exceed $410,000, NVIC shall be obligated to redeem such number of shares of Settlement Stock then held by Manchak at a price equal to $2.00 per share as is necessary to increase the Aggregate Proceeds to $410,000. The funds necessary for such redemption shall first be paid by the Escrow Agent from any remaining Escrow Funds and then, in the event and to the extent that the Escrow Funds are insufficient to fund any required redemption, from NVIC. All such payments shall be made to Manchak on or before November 15, 1997. Upon completion of its obligations pursuant to the terms of this Section 2(f), NVIC shall be entitled to the return of the balance of the Escrow Funds. Notwithstanding any other provision herein to the contrary, Manchak shall have no obligation to sell any of the Settlement Stock to NVIC pursuant to the terms of this Section 2(f). In the event that the Aggregate Proceeds do not equal or exceed $410,000, and Manchak elects not to sell such number of shares of Settlement Stock to NVIC as are necessary to increase the Aggregate Proceeds to $410,000, then the amount of Aggregate Proceeds shall be deemed to be increased by the sum of $2.00 per share of Settlement Stock retained by Manchak on and after November 3, 1997.

                  3. REGISTRATION OF COMMON STOCK. NVIC and Manchak agree to be bound by the terms and conditions of Schedule I hereto, which relates to the registration of the Settlement Stock, the Escrow Stock and the Option Stock under applicable securities laws.

                  4. RESTRICTIONS ON RESALES. Manchak covenants and agrees that he shall not sell, hypothecate, transfer or pledge any of the Settlement Stock, the Escrow Stock or the Option Stock acquired hereunder to any U.S. person as described in Regulation S under the 1933 Act or in the United States without an applicable exemption from registration under the 1933 Act or upon registration of such securities pursuant to the 1933 Act. All shares of Common Stock acquired hereunder shall contain the following legend:

                           "The shares of Common Stock represented by this
                  certificate have not been registered pursuant to the Securities Act of 1933 and therefore may not be transferred or sold in the United States or to an American citizen or resident alien without either an effective Registration Statement pursuant to the Securities Act of 1933 or an opinion of counsel satisfactory to the issuer that registration is not required under such Act."


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                   5. ADDITIONAL RESTRICTIONS ON RESALES. Prior to July 15,
1997, Manchak covenants and agrees that he shall not sell, hypothecate, transfer or pledge any of the shares of Common Stock acquired hereunder. On and after July 15, 1997 but subject to the requirements set forth in Section 4 above, Manchak shall have the right, in his sole and absolute discretion, to sell on a monthly basis such number of shares of Common Stock issued hereunder as shall have a fair market value at the time of sale of up to Ninety Thousand Dollars ($90,000.00), but in no event shall the number of shares sold during any given month exceed 45,000. Notwithstanding the foregoing, in October of 1997 Manchak may sell such number of shares of Common Stock as shall have a fair market value at the time of sale of up to One Hundred Ten Thousand Dollars ($110,000.00), but in no event shall the number of shares sold in October, 1997 exceed 55,000. In calculating the fair market value of any shares sold pursuant to the terms of the preceding sentence, brokerage fees, commissions and other transactional expenses shall be excluded. The resale limit shall remain in effect for a period of 18 months following the date hereof.

                  6.  Cash Flow/Escrow Stock.
                      -----------------------

                  (a) For a period commencing on the date hereof and expiring on the earlier of (i) such date as the aggregate fair market value of all shares of Common Stock sold by Manchak hereunder equals or exceeds Three Hundred Eighty Thousand Dollars ($380,000.00) and (ii) November 15, 1997, NVIC shall guarantee that the average fair market value of a share of the Common Stock sold by Manchak during any given month shall not be less than Two Dollars ($2.00) per share. For purposes of the preceding sentence, the average fair market value of a share of Common Stock shall be computed by dividing the aggregate fair market value of all shares of Common Stock sold by Manchak during any given month by the number of such shares sold. In the event and to the extent that such average fails to equal or exceed Two Dollars $2.00 per share, the Escrow Agent shall distribute to Manchak from the Escrow Funds such amount as necessary so that when such distribution is combined with the aggregate fair market value of all of the Common Shares sold during such month and such sum is divided by 45,000 (55,000 with respect to the calculation made in connection with sales occurring during the month of October 1997), the dividend equals Two Dollars ($2.00) per share. Any payments required to be made by the Escrow Agent pursuant to the terms of the preceding sentence shall be made within five (5) business days of such date as the Escrow Agent receives from Manchak documentary evidence of the number of shares sold by Manchak during the preceding month and the prices at which such shares were sold. Notwithstanding the foregoing, any payment required with respect to sales occurring in the month of October 1997 shall be made on or before November 15, 1997. In the event and to the extent that the Escrow Funds are insufficient to fulfill the obligation set forth above, then NVIC shall pay Manchak such amount as is necessary to increase the dividend to Two Dollars ($2.00) per share. Notwithstanding any provision herein to the contrary, if, for any reason whatsoever, Manchak is unable to sell the maximum number of shares permitted to be sold hereunder, in any given month, after exercising good faith in an attempt to do so, then NVIC shall within five (5) business days of such date as either NVIC or the Escrow Agent receives from Manchak documentary evidence of the inability to sell the maximum number of shares, redeem at a price of $2.00 per share such number of shares as is necessary to increase the total number of shares sold by Manchak with respect to the



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prior monthly period to the applicable maximum number and the total consideration received by Manchak for such shares to the applicable maximum amount. Notwithstanding any provision in this Second Amendment to the contrary, except for the payment, if any, to be made by NVIC on or before November 15, 1997, the maximum amount of any monthly cash payment by NVIC to Manchak shall be Sixty Thousand Dollars ($60,000).

                  (b) After the close of business on September 30, 1997 or the next business day immediately thereafter, Manchak shall submit to the Escrow Agent and NVIC a detailed accounting of (i) the aggregate number of shares of Settlement Stock owned by Manchak as of such date, (ii) the aggregate amount of Sale Proceeds from the sale of shares of Settlement Stock through September 30, 1997, as well as documentary evidence reasonably satisfactory to NVIC in support of such calculation and (iii) the aggregate amount of all Cash Proceeds paid by NVIC to Manchak pursuant to the terms of this Second Amendment through September 30, 1997. Within three (3) business days after receipt of such information, the Escrow Agent shall compute the difference (the "Remaining Obligation") between
(x) $410,000.00 and (y) the Aggregate Proceeds received by Manchak through September 30, 1997. After computing the amount of the Remaining Obligation, the Escrow Agent shall multiply the number of shares of Settlement Stock held by Manchak at the close of business on September 30, 1997 by the sum of $2.00 per share and the Escrow Agent shall subtract such product from the amount of the Remaining Obligation to calculate the "Share Deficit Amount." The Escrow Agent shall then deliver to Manchak such number of shares of Escrow Stock as equals the Share Deficit Amount divided by two (2), rounded up to the nearest whole number. Any such shares of Escrow Stock delivered to Manchak shall thereafter be classified as shares of Settlement Stock under and pursuant to the terms of this Agreement. Following delivery of such shares of Escrow Stock to Manchak, the Escrow Agent shall return any remaining shares of Escrow Stock to NVIC and Manchak shall not be entitled to, nor shall he receive, any compensation in return for the surrender of such remaining shares of Escrow Stock. Notwithstanding any provision to the contrary, NVIC may direct the Escrow Agent to satisfy its obligations under this section by delivery to Manchak from the Escrow Funds of an amount equal to the Share Deficit Amount instead of the delivery of any shares of Escrow Stock.

                  7. CERTAIN REPRESENTATIONS OF MANCHAK. Manchak represents, warrants and agrees as follows:

                  (a) REGISTRATION STATEMENT. None of the information regarding Manchak supplied or to be supplied by Manchak for inclusion (i) in the Registration Statement to be filed by NVIC with the Securities and Exchange Commission (the "SEC") in connection with the registration of any Common Stock transferred to Manchak hereunder or (ii) in any other documents to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated in this Second Amendment will at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.



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                  (b) ACCESS. Manchak understands that no aspect of the
transactions contemplated in this Second Amendment has been, prior to the date of this Second Amendment, or will be, prior to the date of delivery of the Settlement Stock, the Escrow Stock, the Option or the Option Stock registered with or reviewed by the SEC under the 1933 Act, or with or by any state securities law administrator, and no federal or state securities law administrator has approved any disclosure or other material concerning NVIC or the Common Stock, or made any recommendation with respect thereto. Manchak hereby acknowledges his right to investigate the merits and risks of the transactions contemplated under the provisions of this Second Amendment. Manchak acknowledges that he has been advised of his rights to ask questions of the management of NVIC relating to NVIC, the Common Stock and related matters and his right to obtain additional information necessary to verify the accuracy of information provided to him and to continue to evaluate the merits and risks of the transactions contemplated by this Second Amendment.

                  (c) BROKERED TRANSACTION. Manchak covenants and agrees that he shall use the brokerage services of such brokerage firm (the "Selected Broker") as NVIC shall indicate in writing to Manchak within five (5) business days of the date hereof in connection with all sales of Settlement Stock, if any, occurring during the period from the date hereof until November 15, 1997. Notwithstanding the foregoing, if the Selected Broker fails for any reason to complete any sell order within five (5) business days, or if Manchak reasonably determines that such brokerage firm has otherwise failed to carry out its duties in a reasonable manner, Manchak shall be permitted to employ a broker/dealer selected by Kenyon & Kenyon.

                  (d) COOPERATION. From and after the date of this Second Amendment, Manchak, his accountants, attorneys, agents and other representatives will cooperate fully with NVIC (i) in the preparation of all statements and reports contemplated by this Second Amendment and required pursuant to the registration and reporting requirements provided in the 1933 Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) to facilitate the consummation of the transactions provided for herein, all in accordance with federal and state regulatory requirements. NVIC shall reimburse Manchak for all reasonable costs and expenses incurred by Manchak in connection with the preparation of any statements and reports prepared primarily for the benefit of NVIC in accordance with the terms of this paragraph.

                  (e) INFORMATION. On request of NVIC, Manchak will furnish to NVIC all information concerning Manchak as is required to be set forth in (i) the Registration Statement and (ii) any application or statement made by NVIC to any governmental agency or authority in connection with the transactions contemplated by this Second Amendment. NVIC shall reimburse Manchak for all reasonable costs and expenses incurred by Manchak in connection with the provision of any information required hereunder. Manchak shall advise NVIC promptly of the happening of any event which makes untrue any statement of a material fact contained in the Registration Statement or any amendment or supplement thereto or that requires the making of a change in the Registration Statement or any amendment or supplement thereto in order to make any material statement therein not misleading.



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                  8. CERTAIN REPRESENTATIONS OF NVIC. As a material inducement to Manchak entering into this Second Amendment, NVIC represents, warrants and agrees that:

                  (a) REGISTRATION STATEMENT. None of the information regarding NVIC supplied or to be supplied by NVIC for inclusion, (i) in the Registration Statement or (ii) in any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated in this Second Amendment will at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective, contain an untrue statement of a material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements therein not misleading.

                   9. ESCROW. In connection with the transactions contemplated in this Second Amendment, Shumaker, Loop & Kendrick, LLP (the "Escrow Agent") has agreed to serve as escrow agent to hold certain funds, if any, required to be deposited by NVIC with the Escrow Agent pursuant to the terms of Section 2(d) hereof and the Escrow Stock to be deposited by NVIC with the Escrow Agent pursuant to the terms of Section 2(b) hereof. The Escrow Agent shall hold the Escrow Funds in an interest bearing account at a nationally chartered financial institution and shall, from time to time, disburse the balance of such account or a portion thereof to either Manchak and Kenyon & Kenyon or NVIC as required pursuant to the terms hereof. The Escrow Agent shall hold certificates representing the Escrow Stock in a secure location and shall, from time to time, deliver such certificates to either Manchak or NVIC as required pursuant to the terms hereof. The liability of the Escrow Agent hereunder shall be limited to compliance with its obligations under this Second Amendment. In no event shall the Escrow Agent have any liability with respect to any judgment against any party other than to comply with any order of any court with respect to any assets in the custody of the Escrow Agent. NVIC shall indemnify, defend and hold the Escrow Agent harmless from and against any and all claims arising out of, resulting from or in any way connected with the Escrow Agent's performance of its duties hereunder, except for such acts of the Escrow Agent as shall constitute gross negligence or willful misconduct. Manchak covenants and agrees that he shall not assert any claims or institute any proceedings against the Escrow Agent arising out of, resulting from or in any way connected with the Escrow Agent's performance of its duties hereunder, except for such acts of the Escrow Agent, if any, as constitute gross negligence or willful misconduct.

                  10. DISCHARGE OF OBLIGATIONS. The payment and other obligations of NVIC set forth in this Second Amendment are intended to supersede the payment terms set forth in the Settlement Agreement and the First Amendment. In the event that NVIC fully performs all of its obligations hereunder, then NVIC shall be deemed to have fulfilled all of its obligations pursuant to
Section 2 of the Settlement Agreement as amended by the First Amendment. Notwithstanding the foregoing, this Second Amendment shall not be deemed a waiver of any rights or remedies of any of the parties hereto under the Settlement Agreement or the First Amendment. In the event that NVIC fails to comply with any of the terms set forth herein, for any reason, including, without limitation, voluntary or involuntary bankruptcy of NVIC or the failure to effect registration of any stock as required herein, such failure shall be deemed a Default under the Settlement Agreement


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and the First Amendment, and all of the remedies specified in the Settlement
Agreement and the First Amendment shall be available to Manchak, including, without limitation, the acceleration of all sums due and payable to Manchak by NVIC.

                  11. HEADINGS. The paragraph headings contained herein are for convenience only and shall not, in any way, affect the interpretation or enforceability of any provisions of this Second Amendment.

                  12. GOVERNING LAW. This Second Amendment shall be construed and enforced pursuant to the laws of the State of California.

                  13. COUNTERPARTS. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one document.

                  14. AMENDMENTS. No amendment or variation of the terms and conditions of this Second Amendment shall be valid unless the same is in writing and signed by all of the parties hereto or their duly authorized agent.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Second Amendment or caused this Second Amendment to be executed by them or their duly authorized agents as of the date first written above.

                                                          /s/ Frank Manchak, Jr.
                                                          ----------------------
                                                              Frank Manchak, Jr.



                                          N-VIRO ENERGY SYSTEMS, INC.

                                                    By: /s/ J. Patrick Nicholson
                                                        ------------------------
                                                            J. Patrick Nicholson
                                                                       President


                                             N-VIRO ENERGY SYSTEMS, LTD.
                                                 By: N-Viro Energy Systems, Inc.
                                                             Its General Partner

                                                    By: /s/ J. Patrick Nicholson
                                                        ------------------------
                                                            J. Patrick Nicholson
                                                                       President


                                                N-VIRO INTERNATIONAL CORPORATION


                                                    By: /s/ J. Patrick Nicholson
                                                        ------------------------
                                                            J. Patrick Nicholson
                                                           Chairman of the Board


                                                 AMERICAN N-VIRO RESOURCES, INC.


                                                    By: /s/ J. Patrick Nicholson
                                                        ------------------------
                                                            J. Patrick Nicholson
                                                                       President



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